FORM OF
MEDIDATA SOLUTIONS, INC.
LONG-TERM PERFORMANCE-BASED
RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT is made as of ________, by and between MEDIDATA SOLUTIONS, INC. (the “Company”), and ___________________ (the “Participant”).
1.Award. In accordance with the Medidata Solutions, Inc. 2009 Long-Term Incentive Plan (the “Plan”), and subject to the terms and conditions of this agreement (the “Agreement”), the Company hereby grants to the Participant a target long-term incentive award of [•] performance-based restricted stock units (“PBRSUs”). Each PBRSU represents a contingent right to receive one share of the Company’s common stock (a “Share”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them by the Plan.
2.    Earning of PBRSUs. The number of PBRSUs earned by the Participant will be expressed as a percentage multiple (the “Performance Percentage”) of the target number specified in 1 above. The Performance Percentage may range from [insert minimum]% to [insert maximum]%. The Performance Percentage will be based upon Company revenue growth and total shareholder return during the Performance Period (as described in 3 below). Unless sooner terminated, the Performance Period is the three-year period beginning [insert beginning date] and ending [insert end date]. The determination will be made by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as soon as practicable following the expiration of the Performance Period. The Committee’s determination will be final and binding on the Company, the Participant and any other interested person.
3.    Determination of Performance Percentage.
(a)    General. Except as otherwise provided, the Performance Percentage will be determined in accordance with the table (the “Revenue CAGR Table”) set forth in the attached appendix, based on the Company’s Revenue CAGR (as defined below). As indicated in the Revenue CAGR Table, the Performance Percentage will be [insert minimum]% if the Company’s Revenue CAGR for the Performance Period is less than [•]%. The Performance Percentage will be 100% if Revenue CAGR is [•]% and may go as high as [insert maximum]% if Revenue CAGR reaches [•]%. For the purposes of this Agreement and applying the Revenue CAGR Table—
(i)    “Revenue CAGR” is the compound annual growth rate of the Company’s Revenue, calculated with a beginning value of $[•] million (the Company’s Revenue for [insert year prior to performance period]) and an ending value equal to the Company’s Revenue (or annualized Revenue) for the last year of the Performance Period; and
(ii)    “Revenue” is the gross revenue (or annualized gross revenue) of the Company for a year, determined without regard to the effect of changes in accounting rules.
(b)    Effect of Total Shareholder Return. The Performance Percentage determined under (a) above is subject to adjustment (up or down) as follows, depending on the Company’s TSR. For this purpose, “TSR” is the cumulative percentage change (positive or negative) in the value per Share, based upon a beginning value of $[•] (the closing price on [insert last trading day of year prior to performance period] and an ending value equal to the average closing price per Share for the last 30 consecutive trading days of the Performance Period.
(i)    Negative TSR. If the Company’s TSR is negative, the Performance Percentage will be limited to 100%, regardless of the percentage determined under the Revenue CAGR Table.
(ii)    Extraordinary TSR. If the Company’s TSR doubles during the Performance Period, and if the Performance Percentage from the Revenue CAGR Table is at least 100% (based on Revenue CAGR of at least [•]%), then the Performance Percentage will be increased to [•]%. If, however, the Revenue CAGR is less than [•]%, such that the Performance Percentage from the Revenue CAGR Table is 0%, then the Performance Percentage will remain at 0%.
(c)    [Stockholder Approval of Plan Increase. The Performance Percentage will be subject to an absolute limit of 100% if the Company’s stockholders do not approve an increase in the number of Shares that may be issued under the Plan by at least 638,461 Shares before the end of the Performance Period. ]
4.    Termination of Employment During the Performance Period.
(a)    General. If the Participant’s employment terminates during the Performance Period, then, except as specified in (b) and (c) below, the Participant will forfeit this award and this Agreement will thereupon terminate and be of no further force or effect. For the purpose of this Agreement, the Participant’s employment will be considered terminated if (and only if) the Participant is no longer employed by or providing services to the Company or any of its subsidiaries.
(b)    Termination Due to Death or Disability. If, prior to the end of Performance Period, the Participant’s employment terminates by reason of the Participant’s death or the Company terminates the Participant’s employment by reason of “Disability” (as defined below), then the Participant will be deemed to have earned a pro-rata portion of the number of PBRSUs, if any, that the Participant would have earned under this Agreement (including, if applicable, Section 4(d) below) if the Participant’s employment had not terminated, based upon the ratio of (i) the number of full months elapsed from [insert beginning date] to the date the Participant’s employment terminated, to (ii) 36. For the purpose of this Agreement, the term “Disability” means the inability of the Participant to perform the essential duties of the Participant’s employment with the Company or a subsidiary for a period of 120 consecutive days or an aggregate of 180 days during any twelve-month period, by reason of a physical or mental illness or injury, as determined in good faith by the Committee acting in accordance with its discretionary authority under the Plan. Any PBRSUs deemed to be earned by the Participant pursuant to this subsection (b) will be settled in accordance with Section 5 below.
(c)    Involuntary Termination. If (A) the Company or a subsidiary terminates the Participant’s employment during the last year of the Performance Period for any reason other than Cause (as defined in the Plan) or Disability, and (B) the number of PBRSUs the Participant would have earned (based on actual performance) if the Participant’s employment had continued through the end of the Performance Period is at least equal to the target number specified in Section 1, then the Participant will be deemed to have earned a pro rata portion of the PBRSUs that the Participant otherwise would have been earned, based on the ratio of (i) the number of full months elapsed from [insert beginning date] to the date the Participant’s employment is terminated, to (ii) 36. Any PBRSUs deemed to be earned by the Participant pursuant to this subsection (c) will be settled in accordance with Section 5 below.
(d)    Effect of a Sale Event During Performance Period. If a Sale Event (as defined in the Plan) occurs before [insert end date], and if the Participant’s employment has not previously terminated, then, immediately before the Sale Event, the Performance Period will end and the Participant will be deemed to have earned the number of PBRSUs determined in accordance with (i) – (iii) below. Any PBRSUs deemed to be earned by the Participant pursuant to this subsection (d) will be settled in accordance with Section 5 below.
(i)    First Year of Performance Period. If the Sale Event occurs during the first year of the Performance Period, the Participant will be deemed to have earned the target number of PBRSUs specified in Section 1 above.
(ii)    After First Year. If the Sale Event occurs during the second or third year of the Performance Period, the Participant will be deemed to have earned a number of PBRSUs equal to the target number multiplied by the Performance Percentage determined under the Revenue CAGR Table, based upon (A) the Company’s annualized Revenue for the portion of the calendar year ending on the date immediately preceding the date of the Sale Event, or, if greater, (B) the Company’s Revenue for the full calendar year preceding the year in which the Sale Event occurs.
(iii)    TSR Override. If the transaction value per Share is at least double the value per Share at the beginning of the Performance Period, then the Performance Percentage for determining the number of PBRSUs deemed to have been earned under this subsection (d) will [•]%, provided that (A) the Sale Event occurs in the first year of the Performance Period, or (B) the Sale Event occurs after the first year of the Performance Period and the Revenue CAGR determined under (ii) above is at least [•]%.
(iv)    Assumption of Award. Notwithstanding the foregoing, as part of the Sale Event, the parties may agree that this Agreement will be assumed by the acquiring or successor company (or a parent company thereof) and converted into an economically equivalent award with respect to freely tradable shares of the common stock of such acquiring or successor company (or parent company). In that event, the preceding provisions of Section 4 shall not apply with respect to such Sale Event, but will continue to apply with respect to a subsequent termination of employment or a second Sale Event.
5.    Settlement of PBRSUs; Rights as a Shareholder.
(a)    General. On or as soon as practicable after the date on which the number of PBRSUs earned or deemed earned by the Participant is determined in accordance with this Agreement (the “Determination Date”), but in no event later than March 15 of the following calendar year, the

Company will issue and deliver to the Participant (or the Participant’s Beneficiary, as the case may be) the Shares covered by such earned PBRSUs in certificated or electronic form. Unless an insider trading blackout period is in effect and absent other extraordinary circumstances, the Company intends to complete such issuance and delivery promptly after the Determination Date. Notwithstanding the foregoing, if a Sale Event occurs, any PBRSUs that are earned or deemed earned will be settled in cash or Shares immediately prior to the Sale Event so that the Participant will be able to participate in and/or realize the economic benefit of the Sale Event as if the Shares covered by such PBRSUs were then outstanding.
(b)    Tax Withholding. As a condition of the issuance of Shares under this Agreement, the Company shall require the Participant to satisfy any applicable tax withholding obligations. Toward that end, the Company and its Subsidiaries may require the Participant to remit an amount sufficient to satisfy such withholding obligations or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan). The Participant expressly authorizes the Company to deduct from any compensation or any other payment of any kind due to the Participant, including (if the Company so consents) withholding Shares that would otherwise be issued to the Participant in settlement of vested PBRSUs, for the amount of any such tax withholding obligations, provided, however, that the value of any Shares withheld may not exceed the statutory minimum withholding amount required by law.
(c)    Rights as a Shareholder. The Participant shall have no voting or other rights of a shareholder with respect to the Shares covered by PBRSUs unless and until such Shares are issued to the Participant in accordance with the provisions hereof.
6.    Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any of the Participant’s rights under this Agreement, and none of such rights shall be subject to execution, attachment or similar process. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause any of the Participant’s rights under this Agreement to be transferred or assigned in any manner shall be null and void and without effect upon the Company, the Participant or any other person. Notwithstanding the foregoing, if the Participant dies on or after the date that any PBRSUs have become earned and before the issuance and delivery of Shares to the Participant in settlement of such PBRSUs, such Shares will be issued and delivered to the Participant’s Beneficiary.
7.    Provisions of the Plan Control; Effect of Other Agreements. This Agreement shall be subject to the provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority under the Plan. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement. If and to the extent that any provision of this Agreement (including the Plan, as it applies to this Agreement) is inconsistent with any provision of any employment, separation, change in control or other agreement between the Company or a subsidiary and the Participant in effect at any time or from time to time, the terms of this Agreement (including the Plan, as it applies to this Agreement) shall govern.

8.    Recoupment. The Participant’s rights with respect to this award shall in all events be subject to (a) any right that the Company may have under any Company recoupment and/or forfeiture policy adopted by the Company at any time, and (b) any right or obligation the Company may have regarding the claw back of “incentive-based compensation” under the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable securities law or the listing requirements of any national securities exchange on which the Company’s Shares are listed).
9.    No Employment Rights. Nothing contained herein or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment or other service with the Company or a subsidiary or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the Participant’s compensation and any other terms and conditions of the Participant’s employment or other service.
10.    Committee Determinations Final. The Committee shall have complete discretion in the exercise of its authority, powers, and duties under the Plan and this Agreement. Any determination made by the Committee with respect to this Agreement and the Plan shall be final, conclusive, and binding on all interested persons. The Committee may designate any individual or individuals to perform any of its ministerial functions to be performed hereunder.
11.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company any of its successors and assigns, as well as the Participant and, if applicable, the Participant’s surviving spouse or estate or other Beneficiary.
12.    Entire Agreement. This Agreement (including the appendix) constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended, except as provided in the Plan, other than by a written instrument executed by the parties hereto.
13.    Governing Law. All rights and obligations under this Agreement and the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.
14.    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
MEDIDATA SOLUTIONS, INC.

By:_________________________________

____________________________________
Participant

APPENDIX
REVENUE CAGR TABLE FOR
PERFORMANCE PERIOD
[INSERT REVENUE CAGR TABLE]

A-1